             Letterhead of Paul, Hastings, Janofsky & Walker LLP

                              October 27, 1997

       Prudential Securities Incorporated
       One Seaport Plaza
       199 Water Street
       New York, NY  10292

                      Re:  National Municipal Trust,
                           Multistate Series 60

       Ladies and Gentlemen:

                Pursuant to your request, we have reviewed the opin-ion expressed by prior California counsel to you regarding cer-tain California income and property tax matters with respect to National Municipal Trust Multistate Series 60. We are of the opinion that such opinion, a copy of which is set forth in the Prospectus comprising a part of Post-Effective Amendment No. 4 to the Form S-6 Registration Statement of National Municipal Trust, Series 162 and Multistate Series 60 (SEC File No. 33-64254), remains valid, that no change has occurred which would require a change to such opinion, and that you may rely on it in connection with the filing of such Post-Effective Amendment.

                 We consent to the use of our name under the caption "California Tax Status" in such Prospectus and to the filing of this opinion as an exhibit to such Post-Effective Amendment.

                                     Very truly yours,

                                     Paul, Hastings, Janofsky & Walker LLP